Exhibit 99.1
United Fire Group, Inc. Reports First Quarter 2014 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (NASDAQ OMX: UFCS), May 6, 2014 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights:

Three Months Ended March 31, 2014
Operating income(1) per diluted share(2)	$0.47
Net income per diluted share(2)	$0.52
Net realized investment gains per share(2)	$0.05
Catastrophe losses(3) per share(2)	$0.08
GAAP combined ratio	99.6%
Book value per share	$31.82
Return on equity(4)	6.7%

United Fire Group, Inc. (the “Company”) (NASDAQ OMX: UFCS) today reported consolidated operating income(1) of $0.47 per diluted share for the three-month period ended March 31, 2014 (the "first quarter"), compared to operating income of $0.84 per diluted share for the same period in 2013.

The Company reported consolidated net income, including net realized investment gains and losses, of $13.3 million ($0.52 per share) for the first quarter, compared to net income of $22.4 million ($0.88 per share) for the same period in 2013.

"First quarter 2014 was significantly impacted by a single large claim...."

"First quarter 2014 was significantly impacted by a single large claim," stated Randy Ramlo, President and Chief Executive Officer. "The incurred losses from this single large claim (a large explosion in a suburban townhome community) were $5.4 million or 3.0 percentage points of the loss ratio. Given that the claim occurred during the first quarter when reinsurance deductibles have not yet been met, the claim had an impact of $0.14 per share on our earnings. Of the 3.0 percentage points, a portion was attributed to our annual aggregate ceded reinsurance deductible. We also experienced a decrease in the favorable reserve development between the first quarters of 2014 and 2013 due to development of large claims from prior accident years, which added 5.1 percentage points to the combined ratio."

___________________
(1) Operating income (loss) is a commonly used non-GAAP financial measure of net income (loss) excluding realized investment gains and losses and related federal income taxes. Because our calculation may differ from similar measures used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. Management evaluates this measure and ratios derived from this measure because we believe it better represents the normal, ongoing performance of our business. See Supplemental Tables - Financial Highlights for a reconciliation of operating income to net income.
(2) Per share amounts are after tax.
(3) Catastrophe losses is a commonly used non-GAAP financial measure that uses the designations of the Insurance Services Office (ISO) and are reported with loss and loss settlement expense amounts net of reinsurance recoverables, unless specified otherwise.
(4) Return on equity is calculated by dividing annualized net income by average year-to-date equity.

"We continue to be pleased with our overall financial performance," continued Ramlo. "Consolidated net written premiums increased 11.5 percent, net premiums earned increased 9.3 percent, and investment income increased 1.1 percent. In addition, rate increases continue to exceed loss costs in all lines of business, we continue to experience positive premium audits, our insureds continue to add exposures at renewal, and we continue to receive policy count growth opportunities."

The Company recognized consolidated net realized investment gains of $2.2 million during the first quarter, compared to consolidated net realized investment gains of $1.9 million for the same period in 2013.

Consolidated net investment income was $26.8 million for the first quarter, an increase of 1.1 percent, as compared to net investment income of $26.5 million for the same period in 2013 due to holdings of certain investments in limited liability partnerships that are recorded on the equity method of accounting somewhat offset by the impact of lower investment yields.

Consolidated net unrealized investment gains, net of tax, totaled $131.3 million as of March 31, 2014, an increase of $14.7 million or 12.6 percent from December 31, 2013. The increase in net unrealized investment gains resulted from an increase in the fair value of the fixed maturity investment portfolio as a result of interest rate declines during the first quarter, and, to a lesser extent, an increase in the fair value of our equity investment portfolio due to overall equity market improvement.

Total consolidated assets as of March 31, 2014 were $3.8 billion, which included $3.1 billion of invested assets. The Company's book value per share was $31.82 per share, which is an increase of $0.95 per share or 3.1 percent from December 31, 2013 and is primarily attributed to net income of $13.3 million and an increase in net unrealized investment gains of $14.7 million, net of tax, during the first quarter of 2014 offset by stockholder dividends of $4.6 million.

The annualized return on equity was 6.7 percent as of March 31, 2014.

P&C Segment

Net income for the property and casualty insurance segment, including net realized investment gains and losses, totaled $11.8 million ($0.46 per diluted share) for the first quarter compared to net income of $20.7 million ($0.82 per diluted share) in the same period in 2013.

Net premiums earned increased 10.3 percent to $179.5 million in the first quarter, compared to $162.7 million in the same period in 2013.

"Competitive market conditions were unchanged on most renewals; however, we are experiencing some increased competitiveness on large commercial accounts, and competitive market conditions persisted on new business during the quarter," stated Ramlo. "Commercial lines renewal pricing increased in most regions with average percentage increases in the mid-single digits on most small and mid-market accounts. Personal lines renewal pricing increases decelerated slightly with average percentage increases in the mid-single digits and homeowners pricing is experiencing average percentage increases in the high-single digits. We remain optimistic about our ability to get rate increases for the next two or three quarters albeit at moderated levels compared to previous quarters."

"Premiums written from new business remained strong and up from both the last quarter and the same quarter a year ago," continued Ramlo. "Our success ratio on quoted accounts increased slightly and remains strong as new business pricing held steady."

Catastrophe losses totaled $3.3 million ($0.08 per share after tax) for the first quarter, compared to $4.5 million ($0.12 per share after tax) for the same period in 2013.

"Frequency of non-catastrophe weather-related storm losses increased"

"Our expectations for catastrophe losses in any given year are approximately 6.0 percentage points of our combined ratio," stated Ramlo. "First quarters, however, historically have a catastrophe load of approximately 3.0 percentage points so first quarter 2014 was well below expectations."

"First quarter results were more significantly impacted by losses due to an increase in the frequency of non-catastrophe weather-related storm losses," continued Ramlo, "as was evidenced by an overall claims increase of 12.2 percent, characterized by claims involving frozen pipes, fires related to thawing frozen pipes, slips and falls from icy conditions, collapses from heavy snow accumulations and weather-related auto accidents. Many of these losses occurred as a result of harsh winter weather conditions, especially in the Upper Midwest and Northeastern U.S."

The property and casualty insurance segment experienced $14.5 million of favorable development in our net reserves for prior accident years during the first quarter compared to $23.7 million of favorable development in the same period in 2013. Development amounts can vary significantly from quarter-to-quarter and year-to-year depending on a number of factors, including the number of claims settled and the settlement terms, and are subject to reallocation between accident years and lines of business. In first quarter 2014, our total reserves remained relatively flat and within our actuarial estimates.

The GAAP combined ratio increased 9.3 percentage points to 99.6 percent for the first quarter, compared to 90.3 percent for the same period of 2013.

Expense Levels

The expense ratio for the first quarter was 33.5 percentage points, compared to 33.7 percentage points for the first quarter of 2013.

"First quarter underwriting expenses are elevated due to an increase in non-deferred acquisition costs and continued elevated expenses in pension and post-retirement benefits," stated Ramlo. "In 2014, the expense ratio will be impacted by a dual rent obligation associated with the relocation of our Galveston, Texas branch facility and an increase in premium taxes and assessments due to premium growth in specific lines of business. Therefore, our expectation is a gradual return to a more favorable expense ratio consistent with our history as we continue to reap the benefit of economies of scale and the ultimate completion of the Mercer Insurance transaction."

Life Segment

Net income for the life insurance segment totaled $1.5 million ($0.06 per share) for the first quarter, compared to $1.7 million ($0.07 per share) for the first quarter of 2013.

Net premiums earned decreased 1.9 percent to $13.8 million for the first quarter, compared to $14.1 million for the first quarter of 2013. The decrease in net premiums earned for the first quarter was due to prudent rate increases that negatively impacted the sales of single premium whole life policies.

Net investment income decreased 2.4 percent to $15.6 million for the first quarter, compared to $16.0 million for the first quarter of 2013 due to a lower invested asset base and the continued low interest rate environment.

Losses and loss settlement expenses increased $1.2 million for the first quarter compared to the first quarter of 2013 due to an increase in policy claims.

The increase in liability for future policy benefits improved in the first quarter, compared to the same period in 2013 due to net withdrawals of annuity products and the decline in sales of our single premium whole life product.

"We continue to emphasize the importance of a more balanced ratio between our whole life products and our annuity products," stated Ramlo. "However, we are also well aware of the importance of maintaining price diligence. In some instances, it is more prudent to walk away from business than allow it to be inappropriately priced. However, spreads on annuity renewals have been improving due to lower credited interest rates than originally written. Accordingly, our annuity sales opportunities out-weighed our life product opportunities. These current factors in no way diminish our desire to pursue life product sales as opportunities present themselves."

Deferred annuity deposits increased 204.1 percent for the first quarter, compared with the same period in 2013. The increase in guaranteed interest rates had a favorable effect for the quarter.

Net cash outflow related to our annuity business was $11.1 million for the first quarter compared to a net cash outflow of $25.9 million in the same period in 2013. We attribute this to the activity previously described.

Capital Management

During the first quarter, we declared and paid an $0.18 per share cash dividend to stockholders of record on March 3, 2014. We have paid a quarterly dividend every quarter since March 1968.

Under our share repurchase program, we may purchase United Fire common stock from time to time on the open market or through privately negotiated transactions. The amount and timing of any purchases will be at management's discretion and will depend upon a number of factors, including the share price, general economic and market conditions, and corporate and regulatory requirements. We are authorized by the Board of Directors to purchase an additional 1,070,117 shares of common stock under our share repurchase program, which expires in August 2014. During the first quarter, no shares were repurchased under the program.

Earnings Call Access Information

An earnings call will be held at 9:00 am Central Standard Time on May 6, 2014 to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company's 2014 first quarter results and its expectations for 2014.

Teleconference: Dial-in information for the call is toll-free 1-877-407-8291. The event will be archived and available for digital replay through May 20, 2014. The replay access information is toll-free 1-877-660-6853; conference ID no. 13580188.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at http://ir.unitedfiregroup.com/events.cfm. The archived audio webcast will be available until May 20, 2014.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About United Fire Group, Inc.

Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities.

Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. The United Fire pooled group is rated an "A" (Excellent) by A.M. Best Company.

Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,000 independent life agencies and rated an "A-" (Excellent) by A.M. Best Company.

For more information about United Fire Group, Inc. visit www.unitedfiregroup.com or contact:

Anita Novak, Director of Investor Relations, 319-399-5251 or alnovak@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intends(s),” “plan(s),” “believe(s)” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will continue,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item IA “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 5, 2014. The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission ("SEC"), we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Supplemental Tables

Financial Highlights
	Three Months Ended March 31,
(In Thousands Except Per Share Data and Ratios)	2014	2013	Change %
Revenue Highlights
Net premiums earned	$193,341	$176,817	9.3%
Net investment income	26,762	26,464	1.1%
Total revenues	222,904	205,305	8.6%
Income Statement Data
Operating income	11,905	21,152	(43.7)%
After-tax net realized investment gains	1,426	1,241	14.9%
Net income	$13,331	$22,393	(40.5)%
Diluted Earnings Per Share Data
Operating income	$0.47	$0.84	(44.0)%
After-tax net realized investment gains	0.05	0.04	25.0%
Net income	$0.52	$0.88	(40.9)%
Catastrophe Data
Pre-tax catastrophe losses	$3,275	$4,511	(27.4)%
Effect on after-tax earnings per share	0.08	0.12	(33.3)%
Effect on combined ratio	1.8%	2.8%	(35.7)%

Favorable reserve development experienced on prior accident years	$14,503	$23,692	(38.8)%

Combined ratio	99.6%	90.3%	10.3%
Return on equity	6.7%	12.0%	(44.2)%
Cash dividends declared per share	$0.18	$0.15	20.0%
Diluted weighted average shares outstanding	25,590,207	25,340,669	1.0%

Consolidated Income Statement
	Three Months Ended March 31,
(In Thousands)	2014	2013
Revenues
Net premiums written (1)	$213,190	$191,233
Net premiums earned	$193,341	$176,817
Investment income, net of investment expenses	26,762	26,464
Net realized investment gains	2,194	1,909
Other income	607	115
Total Revenues	$222,904	$205,305

Benefits, Losses and Expenses
Losses and loss settlement expenses	$125,237	$97,470
Increase in liability for future policy benefits	7,821	8,236
Amortization of deferred policy acquisition costs	39,534	38,081
Other underwriting expenses	26,428	22,348
Interest on policyholders’ accounts	7,987	9,320
Total Benefits, Losses and Expenses	$207,007	$175,455

Income before income taxes	15,897	29,850
Federal income tax expense	2,566	7,457
Net income	$13,331	$22,393
(1) Data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Consolidated Balance Sheet
	March 31, 2014	December 31, 2013
(In Thousands)
Total invested assets:
Property and casualty segment	$1,486,783	$1,446,287
Life insurance segment	1,628,951	1,603,850
Total cash and investments	3,184,397	3,142,330
Total assets	3,769,249	3,720,672
Future policy benefits and losses, claims and loss settlement expenses	$2,445,830	$2,432,783
Total liabilities	2,961,142	2,937,839
Net unrealized investment gains, after-tax	$131,282	$116,601
Total stockholders’ equity	808,107	782,833

Property and casualty insurance statutory capital and surplus (1) (2)	$675,788	$665,772
Life insurance statutory capital and surplus(2)	161,337	157,974
(1) Because United Fire & Casualty Company owns United Life Insurance Company, property and casualty insurance statutory capital and surplus includes life insurance statutory capital and surplus and therefore represents our total consolidated statutory capital and surplus.
(2) Data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Property & Casualty Insurance Financial Results
	Three Months Ended March 31,
(In Thousands, Except Ratios)	2014	2013
Revenues
Net premiums written (1)	$199,329	$177,119
Net premiums earned	$179,494	$162,701
Investment income, net of investment expenses	11,163	10,485
Net realized investment gains	1,367	1,029
Other income	480	12
Total Revenues	$192,504	$174,227

Benefits, Losses and Expenses
Losses and loss settlement expenses	$118,656	$92,093
Amortization of deferred policy acquisition costs	37,876	36,355
Other underwriting expenses	22,260	18,415
Total Benefits, Losses and Expenses	$178,792	$146,863

Income before income taxes	$13,712	$27,364
Federal income tax expense	1,901	6,634
Net income	$11,811	$20,730

GAAP combined ratio:
Net loss ratio - excluding catastrophes	64.3%	53.8%
Catastrophes - effect on net loss ratio	1.8	2.8
Net loss ratio	66.1%	56.6%
Expense ratio	33.5	33.7
Combined ratio	99.6%	90.3%

Statutory combined ratio:(1)
Net loss ratio - excluding catastrophes	64.5%	54.1%
Catastrophes - effect on net loss ratio	1.8	2.8
Net loss ratio	66.3%	56.9%
Expense ratio	31.9	33.8
Combined ratio	98.2%	90.7%
(1) Data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Life Insurance Financial Results
	Three Months Ended March 31,
(In Thousands)	2014	2013
Revenues
Net premiums written (1)	$13,861	$14,114
Net premiums earned	$13,847	$14,116
Investment income, net of investment expenses	15,599	15,979
Net realized investment gains	827	880
Other income	127	103
Total Revenues	$30,400	$31,078

Benefits, Losses and Expenses
Losses and loss settlement expenses	$6,581	$5,377
Increase in liability for future policy benefits	7,821	8,236
Amortization of deferred policy acquisition costs	1,658	1,726
Other underwriting expenses	4,168	3,933
Interest on policyholders’ accounts	7,987	9,320
Total Benefits, Losses and Expenses	$28,215	$28,592

Income before income taxes	$2,185	$2,486
Federal income tax expense	665	823
Net income	$1,520	$1,663
(1) Net premiums written is a financial measure prepared in accordance with statutory practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Net Premiums Written by Line of Business
	Three Months Ended March 31,
	2014	2013
(In Thousands)
Net Premiums Written
Commercial lines:
Other liability (1)	$59,875	$51,948
Fire and allied lines (2)	47,929	41,484
Automobile	41,697	36,192
Workers’ compensation	26,856	25,768
Fidelity and surety	4,289	4,386
Miscellaneous	773	698
Total commercial lines	$181,419	$160,476

Personal lines:
Fire and allied lines (3)	$9,845	$9,143
Automobile	5,917	5,396
Miscellaneous	238	222
Total personal lines	$16,000	$14,761
Reinsurance assumed	1,910	1,882
Total	$199,329	$177,119
(1) “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(2) “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(3) “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended March 31,	2014			2013
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$53,153	$30,670	57.7%	$45,329	$20,697	45.7%
Fire and allied lines	42,887	34,658	80.8	40,974	18,601	45.4
Automobile	38,450	22,248	57.9	34,958	26,173	74.9
Workers' compensation	21,030	18,209	86.6	19,108	16,363	85.6
Fidelity and surety	4,460	(313)	(7.0)	4,759	294	6.2
Miscellaneous	664	11	1.7	45	614	NM
Total commercial lines	$160,644	$105,483	65.7%	$145,173	$82,742	57.0%

Personal lines
Fire and allied lines	$11,032	$6,855	62.1%	$10,436	$6,201	59.4%
Automobile	5,681	4,294	75.6	5,346	3,195	59.8
Miscellaneous	244	105	43.0	53	234	NM
Total personal lines	$16,957	$11,254	66.4%	$15,835	$9,630	60.8%
Reinsurance assumed	$1,893	$1,919	101.4%	$1,693	$(279)	(16.5)%
Total	$179,494	$118,656	66.1%	$162,701	$92,093	56.6%

NM= Not meaningful